Exhibit 4.1

McCORMICK & COMPANY, INCORPORATED

2009 EMPLOYEES STOCK PURCHASE PLAN

Section 1. Purpose

The purpose of the McCormick & Company, Incorporated 2009 Employees Stock Purchase Plan is to provide employees of McCormick & Company, Incorporated and “Participating Employers” (as defined in Section 3) an opportunity to purchase shares of the Company’s Common Stock Non-Voting pursuant to options granted under the terms of this Plan. The Plan is designed to qualify as an “employee stock purchase plan” under section 423 of the “Code,” and shall be interpreted consistently with the requirements of section 423.

Section 2. Effective Date

The Plan is effective upon the adoption of the Plan by the Board, subject to the approval of this Plan by the stockholders of the Company within twelve months of the Board’s adoption of this Plan.

Section 3. Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated:

(a)	“Account” means a separate bookkeeping account in which the Participating Employer records the payroll deductions pursuant to Section 7 and cash payments pursuant to Section 10 for each Eligible Employee.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Business Day” means a day on which both the Company and the New York Stock Exchange are open.

(d)

“Change in Control” means (1) the consolidation or merger of the Company with or into another entity where the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s capital stock are converted into cash, securities or other property, except for any consolidation or merger of the Company in which the holders (excluding any “Substantial Stockholder” as defined in Section 4, “Common Stock,” subsection (b)(2)(H) of the Certificate of Incorporation of the Company as in effect as of the date hereof (the “Charter”)) of the Company’s (A) voting Common Stock, (B) Common Stock Non-Voting, and (C) other classes of voting stock, if any, immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, own in excess of fifty percent (50%) of the voting stock of the surviving corporation; (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Section 4, “Common Stock,” subsection (b)(2)(C) of the Charter), directly or indirectly, of securities of the Company representing more than thirteen percent (13%) (the “Specified Percentage”) of the voting power of all the outstanding securities of the Company having the right to vote in an election of the Board (after giving effect, to the extent applicable, to the operation of Section 4, “Common Stock,” subsection (b) of the Charter) (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person), provided, however, that in the event that the vote limitation with respect to Substantial Stockholders set forth in Section 4, “Common Stock,” subsection (b) of the Charter becomes inoperative by virtue of the operation of Section 4, “Common Stock,” subsection (b)(12) of the Charter, or otherwise, the “Specified Percentage” shall be increased, without requirement for further action, to thirty-five percent (35%); or (4) individuals, who constitute the entire Board, elected by the Company’s stockholders at its most recent annual meeting of stockholders and any new directors who have been appointed to the Board by a vote of at least a majority of the directors then in office, having ceased for any reason to constitute a majority of the members of the Board.

(e)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Management Committee of the Company.

(g)	“Company” means McCormick & Company, Incorporated.

(h)	“Company Stock” means Common Stock Non-Voting of the Company.

(i)	“Compensation” means the base wage paid to such employee by the Company for the Offering Period, computed as follows:

1.	if on May 1 of the Plan Year in which the Offering Period commences, the employee is paid on an hourly basis, the straight-line hourly base wage rate of such employee in effect on such May 1, multiplied by (i) 2080 hours (40 hours per week multiplied by 52 weeks), or (ii) such other number as the Committee determines to constitute the number of hours in a normal work year for such employee; or

2.	if, on May 1 of such Plan Year, the employee is paid on a salaried basis, the annual salary of such employee in effect on such May 1.

(j)	“Eligible Employee” means an individual who meets the criteria for participation in the Plan under Section 5.

(k)	“Offering Period” means a one-year period beginning on July 1.

(l)	“Option” means an option to purchase shares of Company Stock that meets the requirements of Section 6.

(m)	“Option Exercise Date” means the date on which the Option is exercised, but in no event later than the last day of the Offering Period. The Option Exercise Date must be a Business Day.

(n)	“Participating Employer” means the Company and any “related corporation” (as defined in Treas. Reg. § 1.423-2) designated as a Participating Employer by the Board.

(o)	“Plan Year” means the one-year period beginning on January 1, except that the first Plan Year shall be the period beginning on the effective date of the Plan and ending on December 31, 2009.

Section 4. Number of Shares Offered

Except as provided in Section 15, a maximum of seven hundred and fifty thousand (750,000) shares of Company Stock may be issued under this Plan.

Section 5. Eligible Employees

All persons who on May 1 of a Plan Year are employees of the Company or a Participating Employer will be eligible to participate in this Plan for the Offering Period beginning in such Plan Year, except for the following who shall not be eligible:

(a)	Any employee who, immediately after such May 1, is considered to own (under Sections 423(b)(3) and 424(d) of the Code) stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation of the Company (as determined in accordance with section 424(f) of the Code); and

(b)	Any employee residing in a jurisdiction on such May 1 where the offer or sale of the shares provided by this Plan is not authorized or permitted by applicable law.

Section 6. Options

On the first Business Day in July of each Plan Year, each individual who is an Eligible Employee on such date shall be granted an Option. The terms of such Option shall be as follows:

(a)	The grant date of the Option shall be the first Business Day in July of the Plan Year in which it is granted.

(b)	The exercise price of the Option shall be ninety-five percent (95%) of the closing price of the Company Stock on the New York Stock Exchange on the Option Exercise Date.

(c)	The term of the Option shall be the Offering Period beginning in the Plan Year in which the Option is granted.

(d)	The number of shares of Company Stock that may be purchased under the Option shall be determined by dividing the payroll deductions and cash payments, if any, credited to the Eligible Employee’s Account on the Option Exercise Date by the exercise price of the Option on the Option Exercise Date, subject to the maximum set forth in Section 7(c).

Section 7. Election to Purchase and Payroll Deduction

(a)	No later than the last Business Day in May of a Plan Year (or such earlier date as the Committee may designate for this purpose), an Eligible Employee may elect to participate in the Offering Period beginning in such Plan Year. Such election shall be made by the execution and delivery to the Participating Employer of an approved written or electronic form authorizing uniform periodic payroll deductions over a one-year period beginning with the first payroll payment date on or after July 1 of such Plan Year, subject to any minimum that the Committee shall establish for this purpose and the maximum amounts set forth in Section 7(b), Section 7(c) and Section 7(d). If an Eligible Employee fails to make such an election by the last Business Day in May of the Plan Year (or such earlier date as the Committee may establish), the Option provided to him or her by this Plan for the Offering Period beginning in such Plan Year shall terminate on that date. To the extent permitted by Section 10, an Eligible Employee may elect to make periodic cash payments for the shares that he or she is entitled to purchase under Section 6.

(b)	No Eligible Employee shall be granted an Option under the Plan which permits the Eligible Employee’s rights to purchase stock under this Plan and under all other employee stock purchase plans (within the meaning of section 423(b) of the Code) of the Company and its subsidiary corporations to accrue at a rate which exceeds Twenty Five Thousand Dollars ($25,000) of the fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. This provision shall be interpreted in accordance with Section 423(b) of the Code and the regulations and guidance thereunder.

(c)	The maximum number of shares of Company Stock that may be purchased under an Option shall be determined by dividing Twenty Five Thousand Dollars ($25,000) by the closing price of the Company Stock on the New York Stock Exchange on the date on which such Option is granted. This limitation is in addition to the limitations imposed by Section 7(b) and Section 7(d), and any election to purchase a greater number of shares under an Option shall be reduced automatically.

(d)	The maximum payroll deduction which may be elected by an Eligible Employee shall be five percent (5%) of the Eligible Employee’s Compensation on May 1 of the Plan Year in which the Offering Period begins. This limitation is in addition to the limitations imposed by Section 7(b) and Section 7(c), and any election to take a greater payroll deduction shall be reduced automatically.

Section 8. Exercise of Option

(a)	On the last Business Day in an Offering Period, each Eligible Employee with an outstanding Option shall either (1) exercise the Eligible Employee’s Option to purchase the number of shares (or any portion thereof) that may then be purchased at the purchase price specified in Section 6(b) with all or part of the amount then credited to the Eligible Employee’s Account and withdraw in cash any amount that remains credited to his or her Account after such purchase, or (2) withdraw in cash all amounts that are credited to the Eligible Employee’s Account.

(b)	An Eligible Employee may, on any Business Day prior to the end of the Offering Period, by written notice to the Participating Employer, direct the Participating Employer to cease payroll deductions (or, if the payment for shares is being made through periodic cash payments permitted by Section 10, notify the Participating Employer that such payments will be terminated) or withdraw part or all of the amount then credited to Eligible Employee’s Account, in accordance with the following alternatives:

(1)	Exercise the Eligible Employee’s Option to purchase the number of shares or any portion thereof) that may then be purchased at the purchase price specified in Section 6(b) with all or part of the amount then credited to the Eligible Employee’s Account, withdraw in cash any amount that remains credited to Eligible Employee’s Account after such purchase, and terminate the Eligible Employee’s Option for the Offering Period; or

(2)	Withdraw in cash the amount then credited to the Eligible Employee’s Account and terminate the Eligible Employee’s Option for the Offering Period.

(c)	An Eligible Employee may make only one withdrawal of all or part of the amount then credited to the Eligible Employee’s Account. Once a withdrawal is made, no further payroll deductions will be taken in that Offering Period and the Eligible Employee may not make any further cash payments pursuant to Section 10 in such Offering Period.

(d)	Any reduction made in the number of shares subject to an Option is subject to the provisions of this Plan and shall not be changed for the remainder of the Offering Period.

(e)	Notwithstanding any other provision of this Plan, an Eligible Employee may not exercise an Option for less than ten shares (unless the Option is being exercised for all of the shares then remaining under the Option).

Section 9. Termination of Employment

(a)	If an Eligible Employee experiences a separation from service from a Participating Employer prior to the end of the Offering Period, he or she may elect, no later than thirty (30) days after the Eligible Employee’s separation from service (but no later than the last Business Day of the Offering Period), to:

(1)	Exercise the Eligible Employee’s Option to purchase the number of shares (or any portion thereof) that may then be purchased at the purchase price specified in Section 6(b) with all or part of the amount then credited to the Eligible Employee’s Account, withdraw in cash the amount that remains credited to the Eligible Employee’s Account after such purchase, and terminate the Eligible Employee’s Option for such Offering Period; or

(2)	Withdraw in cash the amount then credited to the Eligible Employee’s Account and terminate the Eligible Employee’s Option for such Offering Period.

(b)	If the Eligible Employee elects to exercise his or her Option on or after the date on or after the date of the Eligible Employee’s separation from service, the Eligible Employee’s Option shall be deemed to be exercised on the last business day of the Eligible Employee’s employment with the Participating Employer.

(c)	If the Eligible Employee fails to make such election within thirty (30) days after the Eligible Employee’s separation from service, he or she shall be deemed to have elected to make a cash withdrawal in accordance with Section 9(a)(2).

Section 10. Lay-Off, Authorized Leave of Absence or Disability

(a)	If an Eligible Employee is absent from work due to lay-off, authorized leave of absence or disability, payroll deductions may be suspended during such period of absence, and the Eligible Employee may elect to make periodic cash payments for such shares during the Eligible Employee’s period of absence.

(b)	If such Eligible Employee returns to active service prior to the last Business Day of the Offering Period, the Eligible Employee’s payroll deductions shall resume, and if said Eligible Employee did not make periodic cash payments during the Eligible Employee’s period of absence, he or she shall, by written notice to the Participating Employer within ten (10) days after the Eligible Employee’s return to active service, but not later than the last Business Day of the Offering Period, elect to:

(1)	Make an immediate cash payment sufficient to eliminate any deficiency in the amount then credited to the Eligible Employee’s Account as a result of the suspension of payroll deductions; or

(2)	Not eliminate any such deficiency, but resume payroll deductions for the remainder of the Offering Period;

(3)	Withdraw in cash the amount then credited to the Eligible Employee’s Account and terminate the Eligible Employee’s Option for the Offering Period; or

(4)	Increase withholding in an amount which will eliminate the deficiency by the last day of the Offering Period.

(c)	An Eligible Employee on lay-off, authorized leave of absence or disability on the last Business Day of an Offering Period shall deliver written notice to the Participating Employer on or before such date electing one of the alternatives provided in subsections (b)(1), (b)(2), (b)(3) and (b)(4) of this Section 10. If such Eligible Employee fails to deliver such written notice within ten (10) days after his return to active service or by the last day of such Offering Period, whichever is earlier, he shall be deemed to have elected the alternative set forth in Section 10(b)(3).

(d)	If the period of an Eligible Employee’s lay-off, authorized leave of absence or disability terminates on or before the last Business Day of a Plan Year, and the employee does not resume active employment with a Participating Employer immediately thereafter, he or she shall make an election in accordance with the provisions of Section 9.

Section 11. Death

(a)	If an Eligible Employee dies before the end of an Offering Period, the legal representative of such Eligible Employee’s estate may, within ninety (90) days after such Eligible Employee’s death (but not later than the last day of the Offering Period in which he died), by providing written notice to the Participating Employer that employed the Eligible Employee, elect to:

(1)	Exercise the Eligible Employee’s Option to purchase the number of shares (or any portion thereof) then available for purchase hereunder at the purchase price specified in Section 6(b) hereof with all or part of the amount then credited to the Eligible Employee’s Account, withdraw in cash any amount that remains credited to such Eligible Employee’s Account after such purchase, and terminate the Eligible Employee’s Option; or

(2)	Withdraw in cash the amount then credited to the Eligible Employee’s Account and terminate Eligible Employee’s Option.

(b)	If the legal representative of the Eligible Employee’s estate fails to deliver such written notice to the Participating Employer within the period prescribed by this Section 11, such Eligible Employee’s Option to purchase shares hereunder shall terminate, and the amount then credited to such Eligible Employee’s Account shall be paid to the Eligible Employee’s estate.

Section 12. Funds in Accounts

The Company shall control all of the funds credited to Eligible Employees’ Accounts under the Plan and may use such funds for any corporate purpose. The Eligible Employee, his or her heirs, successors, and assigns, shall have no legal rights, interests or claims in any property or assets of the Company or a Participating Employer and shall be an unsecured general creditor of the Company. The Participating Employers shall remit to the Company from time to time the funds credited to the Accounts of the Eligible Employees of such Participating Employers. In accordance with the terms of this Plan, (a) the amount credited to the Account of each Eligible Employee under the Plan shall be used to pay for any shares purchased by such Eligible Employee (or his or her estate, as directed by its legal representative) under the Plan, and (b) the Company shall pay to such Eligible Employee (or his or her estate, as directed by its legal representative) an amount equal to any portion of the amount credited to such Eligible

Employee’s Account that is not used to purchase shares under this Plan, including amounts in an Eligible Employee’s Account that are not sufficient to purchase a whole share of Company Stock at the end of an Offering Period. Eligible Employees’ Accounts shall not be credited with interest or any other form of earnings or investment returns.

Section 13. Rights as Stockholder

No employee, former employee, estate of an employee or a former employee, or legal representative of an employee, former employee, or estate of an employee or former employee shall have any rights as a stockholder with respect to any shares of Company Stock that such employee, former employee, estate or legal representative has elected to purchase under this Plan until full payment for all such shares has been made and such shares have been issued. Shares shall be issued as soon as practicable after full payment for such shares has been made. However, shares shall not be issued prior to approval of the Plan by the stockholders of the Company.

Section 14. Non-Assignability

An Eligible Employee’s Option is not assignable or transferable other than by will or the laws of descent and distribution and is exercisable during such Eligible Employee’s lifetime only by him or her. Any purported assignment or transfer of an Option, whether voluntary or by operation of law (except by will or the laws of descent and distribution), shall have the effect of terminating such Option. If an Option is terminated by reason of the provisions of this Section 14, the only right thereafter continuing shall be the right to have the amount then credited to the Eligible Employee’s Account paid to such Eligible Employee or his or her legal representative, as the case may be.

Section 15. Effect of Change in Stock

In the event of any change in the capital stock of the Company through merger, consolidation or reorganization, or in the event of any dividend to holders of shares of the Company Stock payable in stock of the same class in an amount in excess of two (2) percent in any year, or in the event of a stock split, or in the event of any other change in the capital structure of the Company, the Company shall make such adjustments with respect to the shares subject to this offering as it deems equitable to prevent dilution or enlargement of the rights of Eligible Employees.

Section 16. Change in Control

In addition to any action required or authorized by the Plan and the terms of an Option, the Committee may take any other action it deems appropriate to ensure the equitable treatment of Eligible Employees in the event of, or in anticipation of a Change in Control, including but not limited to any one or more of the following with respect to any or all Options: (a) provision for the settlement of the Options for their equivalent cash value, as determined by the Committee, as of the date of the Change in Control; and (b) such other modification or adjustment to the Options as the Committee deems appropriate to maintain and protect the rights and interests of Eligible Employees upon or following the Change in Control.

Section 17. Administration

(a)	The Committee, or such employee or employees as the Committee may designate, shall be responsible for administering this Plan, including the interpretation of its provisions, and the decision of the Committee or of such employee or employees with respect to any question arising under the Plan shall be final and binding for all purposes.

(b)

The Committee shall have the discretion and authority to (1) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (2) decide or resolve any and all questions, including interpretations of this Plan and facts that are relevant to the administration of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is an Eligible Employee shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by an Eligible Employee or a Participating Employer.

(c)	In the administration of this Plan, the Committee may, from time to time, employ or designate agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Participating Employer.

(d)	The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan, and the rules and regulations promulgated by the Committee hereunder, shall be final and conclusive and binding upon all persons having any interest in the Plan.

(e)	All Participating Employers shall indemnify and hold harmless the members of the Committee, and any employee to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in case of willful misconduct by the Committee or any of its members or any such employee.

(f)	To enable the Committee to perform its functions, each Participating Employer shall supply full and timely information to the Committee on all matters relating to the compensation and employment of its Eligible Employees, including but not limited to, the date and circumstances of any lay-off, leave of absence, or disability, and such other pertinent information as the Committee may reasonably require.

(g)	Any actions taken hereunder, including any valuation of the amount, or designation of a recipient, of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes.

(h)	Uniform policies shall be pursued in the administration of this Plan and similarly situated employees and groups of employees shall be treated alike to the extent feasible. The Committee, or such employee or employees as the Committee may designate to administer this Plan, shall have the authority, which shall be exercised without discrimination, to make exceptions to the provisions of this Plan under unusual circumstances where strict adherence to such provisions would work undue hardship and where the Committee, or such employee or employees, determines that such action does not violate the requirements of the Code with respect to employee stock purchase plans.

(i)	The Committee may allow a reasonable extension of the time within which an election to purchase shares under this Plan shall be made if the Committee determines that there are circumstances warranting such action and that such action does not violate the requirements of section 423(b) of the Internal Revenue Code with respect to employee stock purchase plans, in which event such extension shall be made available on a uniform basis to all employees similarly situated; provided that the period for payroll deductions for a given Offering Period shall not be extended beyond June 30 of the Plan Year in which the Offering Period ends.

Section 18. Miscellaneous

(a)

Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Participating Employer and the Eligible Employee. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan shall be deemed to give an Eligible Employee the right to be retained in the service of any Participating Employer as an employee or to interfere with the right of any Participating Employer to discipline or discharge the Eligible Employee at any time.

(b)	Furnishing Information. Each Eligible Employee, or legal representative of the estate of an Eligible Employee, shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the exercise of Options hereunder.

(c)	Governing Law. The provisions of this Plan shall be construed and interpreted according to the Code and the internal laws of the State of Maryland without regard to its conflicts of laws principles.

(d)	Required or Permitted Notices. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

McCormick & Company, Incorporated

18 Loveton Circle

Sparks, Maryland 21152

Attn: Vice President – Human Relations

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to a Eligible Employee under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Eligible Employee.

(e)	Successors. The provisions of this Plan shall bind and inure to the benefit of the Eligible Employee’s Participating Employer, the Eligible Employee, and their successors and assigns.

(f)	Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.

(g)	Payment on Behalf of Person Unable to Manage Affairs. If the Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.

(h)	Other Benefits and Agreements. The Options provided for an Eligible Employee and under the Plan are in addition to any other options, compensation or benefits that may be available to such Eligible Employee under any other plan or program for employees of the Participating Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or programs, except as may otherwise be expressly provided.

Section 19. Amendment and Discontinuance

The Board may, at any time, amend, modify, alter, suspend or terminate the Plan, whole or in part; provided, however, that, except to conform the Plan from time to time to the requirements of the Code with respect to employee stock purchase plans, no action of the Board shall (a) increase the period during which this Plan shall remain in effect, (b) further limit the class of employees of the Company and its subsidiaries who are eligible to participate in the Plan, (c) increase the maximum period during which any option granted under the Plan may remain unexercised, (d) other than as set forth in Section 15, increase the number of shares that may be issued under the Plan, or reduce the purchase price per share, with respect to the shares optioned or to be optioned under the Plan, or (e) without the consent of the holder of the Option, alter or impair any Option granted under the Plan, unless such affected holder consents in writing to such amendment. If all of the shares authorized by Section 4 are issued before all of the Options granted under this Plan have been exercised in full or have expired or terminated, the then-outstanding Options shall terminate, and the holders of such Options shall have no rights thereunder. Although the Company anticipates that the Participating Employers will continue to participate in the Plan for an indefinite period of time, there is no guarantee that any Participating Employer will continue the Plan. Accordingly, the Company reserves the right to discontinue the participation of any Participating Employer at any time by action of the Board.